SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8 KSB

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 March 22, 2000
                                (Date of Report)

                              CNH Holdings Company
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

        0 17304                                          11  2867201
(Commission File Number)                    (IRS Employer Identification Number)

                        460 Ogden Street, Denver CO 80218
          (Address of principal executive offices including zip code)

                                 (303) 282 0083
              (Registrant's telephone number including area code)

                        PO Box 832, Kilgore, Texas 75663
         (Former name or former address, if changed since last report)

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Item 1. Change in Control of Registrant.

On June 15, 1998, CNH Holdings Company, a Nevada corporation (Company), entered into a reorganization agreement (Reorganization Agreement) with Southport Environmental and Development, Inc., a Nevada corporation (SEDI), and the shareholders of SEDI. The Reorganization Agreement resulted in the Company acquiring all of the outstanding proprietary interest of SEDI in a share for share exchange. This resulted in SEDI becoming a wholly owned subsidiary of the Company and the shareholders of SEDI acquiring control of the Company through their share ownership.

The Company, under the terms and provisions of the Reorganization Agreement, issued 6,000,000 common and 200,000 preferred shares to the shareholders of SEDI, including Messrs. Larry V. Tate and Gerald W. Pybas, in exchange for SEDI. Messrs. Tate and Pybas, collectively, received all of the common shares and 186,000 of the preferred shares. The preferred stock issued is titled Class A:
10% Dividend Bearing, Convertible, Redeemable Preferred Stock. Additional directors and executive officers of the Company were concurrently appointed and the directors and executive officers serving before the date of the Reorganization Agreement resigned. Mr. Mark S. Pierce remained as Secretary.

On January 13, 2000, the Company sold SEDI back to Messrs. Tate and Pybas. These purchasers, in exchange for all of the outstanding stock of SEDI, returned 3,000,0000 common and 186,000 preferred shares to treasury. Messrs. Tate and Pybas then resigned their positions with the Company.

The transfer of SEDI to Messrs. Tate and Pybas triggered the voting and conversion provisions applicable to the remaining shares of preferred stock outstanding. The holders of 12,000 of these shares, on March 22, 2000, acted by consent, as allowed under Nevada law, and appointed a new board of directors and executive officers to govern the Company. Subsequently, the holders of 12,000 of the remaining 14,000 preferred shares outstanding elected to convert their shares into common stock of the Company. Each preferred share was converted into 1,000 common shares, as provided in the resolutions which established the series; thus, 12,000,000 common shares of the Company were issued. Prior to conversion, and as a result of the SEDI sale, each share of preferred stock was entitled to vote as if conversion had already occurred and as a class with the common stock of the Company.

The foregoing shareholders, effective March 22, 2000, appointed Messrs. Charles Stidham and Mark S. Pierce as the sole directors of the Company, and also appointed Mr. Pierce as the Chief Executive Officer, President, Chief Financial and Accounting Officer, Treasurer and Secretary. There are presently no other directors or officers of the Company.

In conjunction with the foregoing, the Company relocated its office to 460 Ogden Street, Denver, Colorado 80202. The telephone number at this address is (303) 282-0083.

Item 2. Acquisition or Disposition of Assets: Not Applicable.

Item 3. Bankruptcy or Receivership: Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant: Not Applicable.

Item 5. Other Events: None.

Item 6. Resignation of Registrant's Directors: Not Applicable.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits: Not Applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



CNH HOLDINGS COMPANY
(Registrant)


By: /s/ Mark S. Pierce
----------------------
Mark S. Pierce, Chief Executive Officer

Date: March 23, 2000